malonebailey LLP
CERTIFIED PUBLIC ACCOUNTING FIRM

April 27, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

We have read the statements under Item 4.01 of the Current Report on Form 8-K of New Colombia Resources, Inc. to be filed with the Securities and Exchange Commission on or about April 27, 2017. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

Malone Bailey, LLP

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas